PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

              EXHIBIT 22.1--LIST OF SUBSIDIARIES OF THE REGISTRANT


1.   Pinnacle Domestic International Sales Corporation, a California Corporation

2.   Pinnacle Systems Ltd., a United Kingdom Incorporated Company

3.   Pinnacle Foreign Sales Corporation, U.S. Virgin Islands Corporation

4.   PS Miro, Inc., a California Corporation

5. Pinnacle Systems C.V., a limited partnership formed under the laws of the Netherlands

6.   Pinnacle Systems Gmbh, a corporation organized under the laws of Germany

7. Miro Computer Products B.V., a corporation organized under the laws of the Netherlands

8. Miro Computer Products S.A.R.L., a corporation organized under the laws of France